Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 (File No. 333-166141) of SandRidge Energy, Inc. (the “Company”), as amended by Amendment No. 1 thereto to be filed on or about April 30, 2010 (as amended, the “Registration Statement”), of all references to the name of Netherland, Sewell & Associates, Inc.; to references to Netherland, Sewell & Associates, Inc. in the Registration Statement, including under the heading “Experts”; and to the inclusion in the Registration Statement of information taken from the reports listed below in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on March 1, 2010:

December 31, 2009, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2008, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2007, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Thomas J. Tella II, P.E.
Thomas J. Tella II, P.E. Senior Vice President

Dallas, Texas

April 29, 2010